EXHIBIT 4.5
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                        THE DESCARTES SYSTEMS GROUP INC.
                       STOCK OPTION PLAN OPTION AGREEMENT



To:       ART MESHER

Date:     December 23, 2003

Re:       The Descartes Systems Group Inc. Stock Option Plan


Attached hereto as Schedule "A" is a copy of The Descartes Systems Group Inc. Stock Option Plan (the "P1an") which has been approved by the Board of Directors of The Descartes Systems Group Inc. (the "Company").

This is to advise you that you are entitled to participate in the Plan and have been granted options on 100,000 common shares (the "Shares") in the capital of the Company.

     1.   The option price of the Shares is Cdn. $3.69 per share.

     2. Your option may be exercised in whole or in part, subject to the vesting rules described in Section 3 below, at any time or from time to time, up to and including, but not after, December 23, 2010, on which date your options, unless earlier terminated by reason of your death or ceasing to be a Participant (as defined in the Plan), shall expire.

     3. Your option shall vest as to 6,250 Shares on a quarterly basis over a period of four years commencing on March 23, 2004 and fully vesting on December 23, 2007.

     4. The terms and conditions of the Plan are hereby deemed to be incorporated into and to form part hereof. If there is a conflict between any provision of this Agreement and any provision of the Plan, the relevant provision of this Agreement shall prevail.

     5. No share certificates representing such Shares shall be delivered until payment for the Shares has been made in full.

     6. Notwithstanding any other provision of the Plan or this Agreement, in the event of a Change of Control, all non-vested options granted to you hereunder shall vest immediately upon the effective date of the Change of Control; provided, however, that such immediate vesting shall not occur in the event that the Change of Control occurs pursuant to a transaction or series of transactions pursuant to which the Company is combined with (by way of merger, amalgamation or in any similar manner) another company where such transaction is accounted for on a pooling of interests basis under U.S. generally accepted accounting principles and, based on advice from the Company's independent accountants or auditors, the immediate vesting described above would preclude accounting for such transaction on a pooling of interests basis.


     A "Change in Control" shall be deemed to have occurred if any person (as defined in the Securities Act (Ontario)) becomes, after the date thereof, the owner or "beneficial owner" (as defined in the Securities Act (Ontario)), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's


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     then outstanding securities; (ii) during any two year period, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election resulted from a vacancy on the Board caused by the mandatory retirement, death, or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof; (iii) the Company consummates a merger, amalgamation, arrangement or consolidation of the Company or other similar transaction with or into another corporation (a "Reorganization"), the result of which is that the shareholders of the Company at the time of the execution of the agreement relating to the Reorganization own less than 50% of the total equity of the Company surviving or resulting from the Reorganization or of a corporation owning, directly or indirectly, 100% of the total equity of such surviving or resulting corporation; or (iv) the sale in one or a series of transactions of all or substantially all of the assets of the Company.

     Notwithstanding any other provision of the Plan or this Agreement, if you are terminated without Cause (as defined in your Employment Agreement), you shall be entitled to an automatic acceleration of the unvested options granted pursuant hereto as of the date of any such termination.

If you desire to accept this option, please so indicate in the space below. Please note that acceptance does not constitute an exercise of the option. Options must be exercised in accordance with the terms and conditions of the Plan by completing and submitting a subscription substantially in the form of Schedule A annexed to the Plan, accompanied by payment in full of the option price of the Shares in respect of which the said option is then being exercised.

Executed on this 7th day of January, 2004 effective as of December 23, 2003.


                                                THE DESCARTES SYSTEMS GROUP INC.

                                                By: /s/ J. Scott Pagan
                                                    -------------------------
                                                    Name: J. Scott Pagan
                                                    Title: Corporate Secretary


I hereby desire to accept the above option and agree to the terms and the conditions hereinbefore set forth including the terms and conditions of the Plan.


/s/ Art Mesher
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Art Mesher